                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8- K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: November 1, 1999
                        (Date of earliest event reported)

                         Commission file number 0-19858

                                 USA TRUCK, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                     71-0556971
  (State or other jurisdiction of              (IRS Employer Identification No.)
  incorporation or organization)

         3200 INDUSTRIAL PARK ROAD
           VAN BUREN, ARKANSAS                              72956
 (Address of principal executive offices)                 (Zip Code)

                                 (501) 471-2500
               Registrant's telephone number, including area code

                                 Not applicable
   Former name, address and former fiscal year, if changed since last report.

The undersigned registrant hereby amends the following item, financial statements, exhibits or other portions of its Form 8-K dated November 15, 1999 as set forth in the pages attached hereto:

Item 7.  Financial Statements and Exhibits

                                                                                                  Page
                                                                                                  ----
(a)      Financial statements of businesses being acquired:

         Carco Carrier Corporation

         Independent Auditors Report                                                                3

         Balance Sheets as of December 31, 1998 and 1997                                            4

         Statements of Operations for the Years ended December 31, 1998 and 1997                    5
         Statements of Retained Earnings for the Years Ended December 31, 1998 and 1997             6
         Statements of Cash Flows for the year ended December 31, 1998 and 1997                     7
         Notes to Financial Statements                                                              8

(b)      Pro forma consolidated financial information:                                             18

         USA Truck, Inc.

         Pro Forma Condensed Balance Sheet as of September 30, 1999 (Unaudited)                    19
         Pro Forma Condensed Statement of Operations for the Nine Months
         ended September 30, 1999 (Unaudited)                                                      20
         Notes to Pro Forma Condensed Financial Statements (Unaudited)                             21

(c)      Exhibits:

         23.1  Consent of Beall Barclay and Company,  PLC                                          22


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                             USA Truck, Inc.

         Dated: January 14, 2000           By: /s/ Jerry D. Orler
                                              ---------------------------------
                                              Jerry D. Orler
                                              Vice President, Finance and
                                              Chief Financial Officer
                                              USA Truck, Inc.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED


                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Carco Carrier Corporation
Fort Smith, Arkansas


We have audited the accompanying balance sheets of CARCO CARRIER CORPORATION (the "Corporation") as of December 31, 1998 and 1997, and the related statements of operations, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CARCO CARRIER CORPORATION at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 7 to the financial statements, the Corporation is part of an affiliated group of companies and has entered into transactions with the group members.

As discussed in Note 11 to the financial statements, on November 1, 1999, the Corporation's assets and operations were sold to another trucking company.


                                           /s/ Beall Barclay & Company, PLC
                                         --------------------------------------


                                         BEALL BARCLAY & COMPANY, PLC
                                         Certified Public Accountants
Fort Smith, Arkansas
November 17, 1999

                            CARCO CARRIER CORPORATION
                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997


                                                                             1998                1997
                                                                         ------------        ------------
                                   ASSETS
CURRENT ASSETS
  Accounts receivable (Note 10)                                          $  5,729,725        $  5,510,364
  Deferred income taxes (Note 5)                                               43,255             245,586
  Prepaid expenses (Note 2)                                                   364,511             515,863
                                                                         ------------        ------------
    Total Current Assets                                                    6,137,491           6,271,813
                                                                         ------------        ------------
PROPERTY AND EQUIPMENT (Notes 4, 7 and 8)
  Automobiles                                                                 262,718             378,752
  Revenue equipment                                                        60,084,193          58,819,022
  Service, office and other equipment                                         117,542             108,603
                                                                         ------------        ------------
                                                                           60,464,453          59,306,377
  Less accumulated depreciation and amortization                           26,562,933          26,083,114
                                                                         ------------        ------------
                                                                           33,901,520          33,223,263
                                                                         ------------        ------------
OTHER ASSETS
  Notes receivable - affiliate (Notes 7, 8 and 10)                            311,650             311,650
  Other                                                                        19,016              19,016
                                                                         ------------        ------------
                                                                              330,666             330,666
                                                                         ------------        ------------
DUE FROM AFFILIATE (Note 7)                                                 1,873,911           2,269,159
                                                                         ------------        ------------
                                                                         $ 42,243,588        $ 42,094,901
                                                                         ============        ============
                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Bank overdraft                                                         $         --        $      3,563
  Due to affiliate (Note 7)                                                   613,582             488,204
  Trade accounts payable (Note 7)                                           1,386,194             998,954
  Accrued expenses (Note 3)                                                 2,849,219           2,875,807
  Current maturities of long-term debt (Notes 4 and 8)                      9,088,388           9,056,079
  Other                                                                        27,014              72,279
                                                                         ------------        ------------
    Total Current Liabilities                                              13,964,397          13,494,886
                                                                         ------------        ------------
LONG-TERM DEBT, LESS CURRENT MATURITIES
  (Notes 4 and 8)                                                          19,029,353          18,223,516
                                                                         ------------        ------------
DEFERRED INCOME TAXES (Note 5)                                              7,061,350           7,126,970
                                                                         ------------        ------------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDER'S EQUITY
  Common stock, $.10 par value; 200,000 shares authorized,
    issued and outstanding                                                     20,000              20,000
  Additional paid-in capital                                                2,137,309           2,137,309
  Retained earnings                                                            31,179           1,092,220
                                                                         ------------        ------------
                                                                            2,188,488           3,249,529
                                                                         ------------        ------------
                                                                         $ 42,243,588        $ 42,094,901
                                                                         ============        ============

                            CARCO CARRIER CORPORATION
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                   1998                  1997
                                                               -------------         -------------
OPERATING REVENUES                                             $  66,721,200         $  66,450,292
                                                               -------------         -------------
OPERATING EXPENSES
  Salaries, wages and employee benefits (Note 6)                  19,690,601            19,689,933
  Operations and maintenance (Note 7)                             29,926,675            29,269,013
  Operating taxes and licenses                                     1,595,908             1,399,414
  Insurance and claims                                             4,223,896             3,945,667
  Communications and utilities                                       478,782               548,001
  Depreciation and amortization                                    8,295,646             8,278,704
  Other                                                            1,494,445             1,257,171
                                                               -------------         -------------
                                                                  65,705,953            64,387,903
                                                               -------------         -------------
OPERATING INCOME                                                   1,015,247             2,062,389
                                                               -------------         -------------
OTHER INCOME (EXPENSES)
  Interest income                                                     23,318                 5,242
  Interest expense                                                (2,277,270)           (2,227,039)
  Gain on disposal of assets                                         430,845                81,599
  Other, net                                                         (20,391)              (74,261)
                                                               -------------         -------------
                                                                  (1,843,498)           (2,214,459)
                                                               -------------         -------------
(LOSS) BEFORE PROVISION FOR INCOME TAXES                            (828,251)             (152,070)

PROVISION FOR INCOME TAXES (Note 5)
  Current                                                             96,079                53,348
  Deferred                                                           136,711               445,984
                                                               -------------         -------------
                                                                     232,790               499,332
                                                               -------------         -------------
NET (LOSS)                                                     $  (1,061,041)        $    (651,402)
                                                               =============         =============

                            CARCO CARRIER CORPORATION
                         STATEMENTS OF RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997



                                               1998                   1997
BALANCE, BEGINNING OF YEAR                 $   1,092,220         $   1,743,622

NET (LOSS)                                    (1,061,041)             (651,402)
                                           -------------         -------------

BALANCE, END OF YEAR                       $      31,179         $   1,092,220
                                           =============         =============

                            CARCO CARRIER CORPORATION
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                                   1998                 1997
                                                                              -------------         -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss)                                                                  $  (1,061,041)        $    (651,402)
  Adjustments to reconcile net (loss) to net cash from
  operating activities
    Depreciation and amortization                                                 8,295,646             8,278,704
    Deferred income taxes                                                           136,711               445,984
    Gain on disposal of assets                                                     (430,845)              (81,599)
    Changes in:
      Accounts receivable                                                          (219,361)            1,553,413
      Inventories, prepaid expenses and other current assets                        151,352              (175,888)
      Bank overdrafts, due to affiliate, trade accounts payable,
        accrued expenses and other liabilities                                      437,202              (347,566)
                                                                              -------------         -------------
          Net Cash From Operating Activities                                      7,309,664             9,021,646
                                                                              -------------         -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Repayments of notes receivable                                                    573,230               443,000
  Purchases of property and equipment                                            (8,903,938)           (2,696,783)
  Proceeds from sale of equipment                                                 3,432,481               453,269
  Net change in due from (to) affiliate                                             395,248               (23,996)
                                                                              -------------         -------------
          Net Cash (Used For) Investing Activities                               (4,502,979)           (1,824,510)
                                                                              -------------         -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under long-term debt                                                 8,807,545             2,610,453
  Principal payments on long-term debt                                          (11,614,230)           (9,851,596)
                                                                              -------------         -------------
          Net Cash (Used For) Financing Activities                               (2,806,685)           (7,241,143)
                                                                              -------------         -------------

NET CHANGE IN CASH                                                                       --               (44,007)

CASH, BEGINNING OF YEAR                                                                  --                44,007
                                                                              -------------         -------------

CASH, END OF YEAR                                                             $          --         $          --
                                                                              =============         =============

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Carco Carrier Corporation (the "Corporation"), formerly CCC Express, Inc., is an irregular route, common, and contract motor carrier operating under the jurisdiction of various regulatory commissions within the continental United States.

The Corporation is a subsidiary of Carco Capital Corporation (Capital), which is a holding company with no operations other than the management of its subsidiaries. Other subsidiaries of Capital are Carco Rentals, Inc. (Rentals) and Carco Carriage Corporation (Carriage). Rentals provides trucks and trailers to lease and rental customers whose operations are located throughout the continental United States. Carriage provides cars to rental customers from its operating locations throughout Arkansas.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation on property and equipment is computed using the straight-line and declining balance methods over the estimated useful lives of the assets which range from three to twenty years.

UNCOLLECTIBLE ACCOUNTS

Uncollectible accounts receivable are charged directly against earnings when they are determined to be uncollectible. Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles.

INCOME TAXES

Deferred income taxes are calculated for certain transactions and events because of differing treatments under generally accepted accounting principles and the currently enacted tax laws of the Federal government. The results of these differences on a cumulative basis, known as temporary differences, result in the recognition and measurement of deferred tax assets and liabilities in the accompanying balance sheets. See Note 5 below for further details.

Capital and its subsidiaries file consolidated Federal and state income tax returns. The Corporation provides for income taxes on a separate-return basis. See Note 5 below for further details.

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

FREIGHT REVENUE

Freight revenue is recognized at the date a shipment is delivered to the customer. Expenses relating to a shipment are accrued when the related revenue is recognized.

EMPLOYEE BENEFIT PLANS

Capital provides a 401(k) plan which covers substantially all employees of the Corporation who are eligible as to age and length of service. For further details relating to the 401(k) plan, see Note 6.

Capital had a noncontributory defined benefit plan covering substantially all of the Corporation's employees which was terminated on June 30, 1997. The policy of Capital was to accrue pension costs in accordance with Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions (SFAS 87) and to fund such pension costs in accordance with contributory guidelines established by the Employee Retirement Income Security Act of 1974, as amended. For further details relating to the pension plan, see Note 6.

CASH EQUIVALENTS

For purposes of the Statements of Cash Flows, the Corporation considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1998 and 1997, the Corporation had no cash equivalents.

ADVERTISING AND PROMOTIONS

The Corporation follows the policy of charging advertising and promotions to expense as incurred.

NOTE 2:  PREPAID EXPENSES

Prepaid expenses consist of the following at December 31:


                                              1998            1997
Prepaid licenses and taxes                 $ 58,121        $ 89,485
Prepaid insurance                           299,740         413,289
Other, net                                    6,650          13,089
                                           --------        --------
                                           $364,511        $515,863
                                           ========        ========

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 3:  ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:


                                                          1998                1997
Salaries, wages and employee benefits                $    499,015        $    317,716
Insurance and claims accruals                           2,148,470           2,298,077
Other                                                     201,734             260,014
                                                     ------------        ------------
                                                     $  2,849,219        $  2,875,807
                                                     ============        ============


NOTE 4:  LONG-TERM DEBT


Long-term debt consists of the following at December 31:
                                                                                                   1998                    1997
Notes payable to First National Bank of Fort Smith, Arkansas, collateralized by revenue equipment, due in varying monthly installments, plus interest at prime
 rate (6.80% at December 31, 1998), maturing through 2002                                 $       323,729          $      581,833

Notes payable to First Commercial Bank of Little Rock, Arkansas, collateralized by automobiles and revenue equipment, due in varying monthly installments, plus
 interest at variable rates (8.50% at December 31, 1997)                                               --                  16,707

Notes payable to Bank One, collateralized by revenue equipment, due in varying monthly installments, plus interest at variable rates (7.45% - 7.75% at
 December 31, 1998), maturing through 2002                                                        753,285               1,623,330

Notes payable to NationsBanc Leasing, collateralized by revenue equipment, due in varying monthly installments, plus interest at variable rates (7.36% at
 December 31, 1998), maturing through 2001                                                      1,129,344               2,222,668

Notes payable to Navistar Financial Corporation, collateralized by revenue equipment, due in varying monthly installments, plus interest at fixed rates
 varying from 6.75% - 7.95%, maturing through 2004                                              8,336,192               8,211,383

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 4:  LONG-TERM DEBT - CONTINUED


                                                                                                   1998                     1997
Notes payable to Associates Commercial Corporation,
 collateralized by revenue equipment, due in varying
 monthly installments, plus interest at 7.25%                                                          --                 581,036

Notes payable to BancBoston Leasing, collateralized by revenue equipment, due in varying monthly installments, plus interest at fixed rates varying from
 6.50% - 7.67%, maturing through 2001                                                           3,027,893               5,044,366

Notes payable to GE Capital Corporation, collateralized by revenue equipment, due in monthly installments, plus interest at variable rates (6.64% - 7.14% at
 December 31, 1998),  maturing through 2005                                                     8,303,624               7,000,453

Note payable to Compass Bank, collateralized by revenue equipment, due in monthly installments, plus interest rate up to 180 day LIBOR plus 1.5% (6.62%
 to 7.12% at December 31, 1998), maturing through 2001                                          1,465,640               1,997,819

Note payable to Mellon US Leasing, collateralized
 by revenue equipment, due in varying monthly
 installments, plus interest at 6.72%, maturing through 2003                                    4,778,034
                                                                                          ---------------          --------------
                                                                                               28,117,741              27,279,595
Less current maturities                                                                         9,088,388               9,056,079
                                                                                          ---------------          --------------

                                                                                          $    19,029,353          $   18,223,516
                                                                                          ===============          ==============

Long-term debt maturities for each of the next five years and thereafter are as follows:

                                1999                                          $       9,088,388
                                2000                                                  8,417,145
                                2001                                                  5,317,882
                                2002                                                  3,209,267
                                2003                                                  1,305,631
                          Thereafter                                                    779,428
                                                                              -----------------

                                                                              $      28,117,741

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 4:  LONG-TERM DEBT - CONTINUED

Interest paid during 1998 and 1997 amounted to $2,270,542 and $2,273,189, respectively.

The Corporation has lines of credit in the following amounts with the following entities, some of which have related notes payable outstanding at December 31, 1998:

First National Bank                                                             $   4,500,000
Bank One                                                                              753,285
Mellon US Leasing                                                                   5,500,000
Navistar Financial Corporation                                                     20,000,000
                                                                                -------------
                                                                                   30,753,285
Less outstanding notes payable                                                     14,191,240
                                                                                -------------
Available lines of credit                                                       $  16,562,045
                                                                                =============

The line of credit with Bank One permits borrowings limited to the depreciated cost of the revenue equipment held as collateral by Bank One. The line of credit with Navistar Financial Corporation permits borrowings of $20,000,000. Both lines of credit have financial covenants related to net worth, debt to equity and cash flow determined for the consolidated group. The consolidated group was in compliance with these covenants at December 31, 1998.

NOTE 5:  INCOME TAXES

PROVISION FOR INCOME TAXES

All income taxes for Capital and its subsidiaries are paid by one of the other subsidiaries. The Corporation is allocated its share of income taxes through the "due from (to) affiliate".

Included in the current portion of the provision for income taxes are state income taxes of $95,117 and $20,515, respectively, for the years ended December 31, 1998 and 1997.

The reasons for the difference between the Federal statutory rate and the effective income tax rate for the years ended December 31, 1998 and 1997 are as follows:


                                                                1998                  1997
Income tax at 34% statutory federal rate                  $   (281,606)        $    (51,704)
Federal income tax effects of:
     State income taxes                                         62,778               13,540
     Nondeductible expenses                                    451,234              531,590
     Other                                                         384                5,906
                                                          ------------         ------------
Total income tax expense                                  $    232,790         $    499,332
                                                          ============         ============

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 5:  INCOME TAXES - CONTINUED


DEFERRED INCOME TAXES

The net current deferred tax asset included in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:


                                                    1998              1997
Deferred Tax Asset - Current                    $   43,255        $  245,586
Deferred Tax Liability - Current                        --                --
                                                ----------        ----------
                                                $   43,255        $  245,586
                                                ==========        ==========

The net non-current deferred tax liability included in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:


                                                           1998                  1997
Deferred Tax Asset - Non-current                     $   1,716,310         $   2,060,638
Deferred Tax Liability - Non-current                    (8,777,660)           (9,187,608)
                                                     -------------         -------------
                                                     $  (7,061,350)        $  (7,126,970)
                                                     =============         =============

The deferred tax assets results from alternative minimum tax credit (AMT) carryforwards and investment tax credit (ITC) carryforwards. The ITC carryforwards were $-0- and $416,382, respectively, at December 31, 1998 and 1997. The AMT credit carryforwards were $1,759,565 and $1,889,842, respectively, at December 31, 1998 and 1997.

The deferred tax liability results from the use of accelerated methods of depreciation of property and equipment for tax purposes.

NOTE 6:  EMPLOYEE BENEFIT PLANS

As of June 30, 1997, Capital elected to terminate its pension plan (see detail below) and replace it with a 401(k) plan. In early 1998, all participant accounts were rolled over into the new 401(k) plan. The 401(k) plan allows for contributions by employees as well as the Corporation and covers substantially all of the Corporation's employees. The Corporation matches one-half of the first 4.0% of employees' contributions. The Corporation may also make discretionary contributions to the plan. These contributions will be distributed to all employees with at least one hour of service in the plan year, regardless of the current year elective contribution. Contributions totaled $99,196 for the year ended December 31, 1998.

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 6:  EMPLOYEE BENEFIT PLANS - CONTINUED


The components of pension cost for the entire plan, which includes the Corporation, for the year ended December 31, 1997, as determined by the plan's actuary, were as follows:

Service cost - benefits earned during the period               $       --
Interest cost on projected benefit obligation                     111,000
Actual return on plan assets                                     (187,000)
Net amortization and deferral                                     (37,000)
                                                               ----------
Net pension cost                                               $ (113,000)
                                                               ==========

The funded status of the entire plan, which includes the Corporation, at December 31, 1997, was as follows:


Actuarial present value of accumulated pension plan benefits:
  Vested                                                                      $   1,654,000
  Nonvested                                                                              --
                                                                              -------------
Accumulated benefit obligation                                                    1,654,000
Effects of projected future compensation levels                                          --
                                                                              -------------
Projected benefit obligation                                                      1,654,000
Plan assets at fair value                                                         3,209,000
                                                                              -------------
Plan assets greater than projected benefit obligation                             1,555,000
Unrecognized prior service credit                                                  (405,000)
Unrecognized transition assets                                                      (92,000)
Unrecognized net gain                                                              (583,000)
                                                                              -------------
Prepaid pension cost                                                          $     475,000
                                                                              =============

The assets of the plan consisted primarily of equity mutual funds and nongovernment fixed income securities.

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.0% and 4.5%, respectively. The expected long-term rate of return on assets was 7.0%.

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 7:  RELATED PARTY TRANSACTIONS

At December 31, 1998 and 1997, the Corporation had trade accounts payable of $89,574 and $174,886, respectively, due to another member of the consolidated group.

During the years ended December 31, 1998 and 1997, the Corporation had notes receivable from an affiliated company, of which Capital's president and majority stockholder owns 50 percent of the common stock, amounting to $311,650 in each year.

During the years ended December 31, 1998 and 1997, the Corporation and Rentals purchased revenue equipment and various repair parts and supplies totaling approximately $10,922,000 and $1,840,500, respectively, from the same affiliated company. During the years ended December 31, 1998 and 1997, the Corporation sold used revenue equipment for $573,230 and $50,500, respectively, and traded revenue equipment with a book value of approximately $33,000 during the year ended December 31, 1998, to the same affiliated company.

The Corporation leases facilities from an affiliated company which is owned by Capital's president and majority stockholder.

Due from (to) affiliate represents non-interest bearing amounts receivable from and/or payable to companies included in the consolidated group. These result primarily from the allocation of expenses, such as salaries, rent, computer operations, licenses and taxes, and income taxes, between the companies of the consolidated group. There are no structured payment terms.

The majority of the Corporation's cash is swept daily into a common bank account of the consolidated group. As of December 31, 1998 and 1997, the Corporation was in an overdraft position as reflected in "Due to affiliate" recorded as a current liability in the accompanying balance sheets.

NOTE 8:  NONCASH INVESTING AND FINANCING ACTIVITIES

Long-term debt of $3,644,831 and $211,525 was incurred when the Corporation purchased property and equipment during the years ended December 31, 1998 and 1997, respectively.

The Corporation sold used revenue equipment in exchange for notes receivable of $573,230 and $50,500 during the years ended December 31, 1998 and 1997, respectively.

The Corporation traded used revenue equipment with a book value of approximately $33,000 during the year ended December 31, 1998.

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 9:  COMMITMENTS AND CONTINGENCIES

At December 31, 1998, the Corporation had committed to purchase revenue equipment at a total cost of approximately $12,921,500 scheduled for delivery in 1999.

At December 31, 1998, the Corporation had unsecured letters of credit of approximately $2,795,000 outstanding with commercial banks. The letters of credit were issued to guarantee certain future payments to be made to an insurance company for claims it may pay on the Corporation's behalf. The Corporation had no outstanding borrowings associated with these letters of credit at December 31, 1998.

The Corporation is not a party to any pending legal proceedings which management believes to be material to the financial condition of the Corporation. The Corporation maintains liability insurance against risks arising out of the normal course of its business.

YEAR  2000 ISSUE

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Corporation recognizes that the arrival of the year 2000 poses a unique worldwide challenge to the ability of systems to recognize the date change from December 31, 1999 to January 1, 2000. The Year 2000 issue could result, at the Corporation and elsewhere, in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or to engage in other normal business activities.

The Corporation has begun, but not yet completed, an analysis of the operational problems (including loss of revenues) that would be reasonably likely to result form the failure by the Corporation and certain third parties to complete efforts necessary to achieve Year 2000 compliance on a timely basis. A contingency plan has not been developed for dealing with the most reasonably likely worst case scenario, and such scenario has not yet been clearly identified. The Corporation does not plan to engage an independent expert to evaluate its Year 2000 identification, assessment, remediation, and testing efforts.

It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Corporation does business. If remediation efforts of the Corporation or third parties with which the Corporation does business are not successful, the Year 2000 problem could have negative effects on the Corporation's financial condition and results of operations in the near term.

NOTE 10:  CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Corporation to credit risk consist primarily of accounts receivable and notes receivable. The Corporation provides its services to customers throughout the United States.

                           CARCO CARRIER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 11: SUBSEQUENT EVENT

Subsequent to December 31, 1998, the Corporation entered into negotiations to sell its assets and operations. Effective November 1, 1999, substantially all of the Corporation's assets and operations were sold to another trucking company.

(b)      Pro Forma Financial Information

                    PRO FORMA CONDENSED FINANCIAL INFORMATION

On November 1, 1999, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") dated October 31, 1999, USA Truck, Inc. (the "Registrant"), a Delaware corporation, acquired substantially all the assets of CARCO Carrier Corporation, an Arkansas corporation, which operated under the name CCC Express, Inc. ("CCC"), for a purchase price of $35,300,000. The purchase price, which is subject to certain post-closing adjustments, consisted of (i) a cash payment of approximately $3.0 million; (ii) the assumption of approximately $6.5 million of liabilities including equipment notes held by Bank Boston, Mellon U.S. Leasing and Banc of America Leasing & Capital LLC and (iii) the refinancing with Banc One Leasing Corporation and Deposit Guaranty National Bank of approximately $25.8 million in other debt secured by equipment. The cash portion of the purchase price was paid with available cash and proceeds of borrowings under the Registrant's credit facilities with Deposit Guaranty National Bank. The Purchase price was equal to the net book value of CCC on the closing date, as adjusted in accordance with the Asset Purchase Agreement, plus $2.0 million. In connection with the acquisition, the Registrant's borrowing limit under its General Line of Credit with Deposit Guaranty National Bank was increased from $20.0 million to $35.0 million effective October 28, 1999.

The acquired operations include a fleet of 498 tractors and 1,103 dry van trailers, which the Registrant will use in its truckload motor carrier business. The Registrant is, and before the acquisition CCC was, a motor carrier engaged in common and contract carriage of truckload quantities of general commodities. The acquisition represents an increase of 43% in the tractor fleet of the Registrant, which operated 1,149 tractors and 2,266 dry van trailers before the transaction. As part of the transaction, the Registrant also assumed three leases for dedicated shop and fuel facilities.

The foregoing is qualified by reference to the Asset Purchase Agreement, the form of which is filed as an exhibit to this Report and incorporated herein by reference.

The following unaudited pro forma condensed statement of operations for the nine months ended September 30, 1999 give effect to the acquisition as if it had occurred at the beginning of the period presented. The unaudited pro forma condensed balance sheet as of September 30, 1999 gives effect to the acquisition as if it had occurred on that date. The unaudited pro forma condensed financial information shows the combined results of USA Truck, Inc. and CCC Express, Inc. for the period presented. The pro forma information is presented for informational purposes only and the results do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the period presented, or of the results which may occur in the future.

                                 USA TRUCK, INC.
                        PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)


                                                                       CARCO CARRIER           PRO FORMA
                                               USA TRUCK, INC.          CORPORATION            ADJUSTMENTS              PRO FORMA
                                               ---------------        ---------------        ---------------         ---------------
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents                      $     1,013,278        $            --        $            --         $     1,013,278
Trade receivables-net                               18,466,321              7,369,098                     --              25,835,419
Other receivables                                      886,654                     --                     --                 886,654
Inventories                                            286,887                     --                     --                 286,887
Deferred income taxes                                1,275,299                463,066                     --               1,738,365
Other current assets                                 2,333,846                340,805                     --               2,674,651
                                               ---------------        ---------------        ---------------         ---------------
  Total Current Assets                              24,262,285              8,172,969                     --              32,435,254

Property and equipment-net                         100,326,696             32,480,072              2,237,381             135,044,149
Security deposits                                          739                     --                     --                     739
Notes receivable - affiliate                                --              1,278,208                     --               1,278,208
Other assets                                           305,194                 19,016                     --                 324,210
                                               ---------------        ---------------        ---------------         ---------------
                                                   100,632,629             33,777,296              2,237,381             136,647,306
Due from affiliate                                          --              1,113,604                     --               1,113,604
                                               ---------------        ---------------        ---------------         ---------------
                                               $   124,894,914        $    43,063,869        $     2,237,381         $   170,196,164
                                               ===============        ===============        ===============         ===============

LIABILITIES AND STOCKHOLDER'S EQUITY:

CURRENT LIABILITIES:
Bank drafts payable                            $       502,574        $           324        $            --         $       502,898
Due to affiliate                                            --              2,651,717                     --               2,651,717
Trade accounts payable                               5,309,982              2,300,093                     --               7,610,075
Accrued expenses                                    10,508,479              3,730,468                371,772              14,610,719
Current maturities of long-term debt                 6,664,511              8,797,650                837,060              16,299,221
Other                                                       --                193,883                                        193,883
                                               ---------------        ---------------        ---------------         ---------------
  Total Current Liabilities                         22,985,546             17,674,135              1,208,832              41,868,513

Long-term debt, less current maturities             15,063,242             18,422,802              2,028,116              35,514,160
Deferred income taxes                               16,220,958              6,661,761                                     22,882,719
Other long-term liabilities                          2,398,614                     --                                      2,398,614
Stockholders' equity                                68,226,554                305,171               (999,517)             67,532,208
                                               ---------------        ---------------        ---------------         ---------------
                                               $   124,894,914        $    43,063,869        $     2,237,431         $   170,196,214
                                               ===============        ===============        ===============         ===============

                                 USA TRUCK, INC.
                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                   (UNAUDITED)

                                                                       CARCO CARRIER             PRO FORMA
                                               USA TRUCK, INC.          CORPORATION             ADJUSTMENTS            PRO FORMA
                                               ---------------         --------------         --------------         --------------
OPERATING REVENUE                              $   114,733,801         $   50,153,793         $           --         $  164,887,594

OPERATING EXPENSES:
  Salaries, wages and employee benefits             49,136,967             15,736,932                     --             64,873,899
  Operations and maintenance                        27,826,856             22,462,143                     --             50,288,999
  Operating taxes and licenses                       2,049,575              1,222,880                     --              3,272,455
  Insurance and claims                               5,702,704              4,622,973                     --             10,325,677
  Communications and utilities                       1,412,364                393,723                     --              1,806,087
  Depreciation and amortization                     12,874,750              6,068,776                627,795             19,571,321
  Other                                              4,220,977              1,267,604                     --              5,488,581
                                               ---------------         --------------         --------------         --------------
                                                   103,224,193             51,775,031                627,795            155,627,019
                                               ---------------         --------------         --------------         --------------
OPERATING INCOME (LOSS)                             11,509,608             (1,621,238)              (627,795)             9,260,575

OTHER EXPENSES (INCOME):
  Interest income                                           --                (45,573)                                      (45,573)
  Interest expense                                     949,658              1,401,835              1,016,148              3,367,641
  Gain on disposal of assets                            (9,758)              (308,283)                                     (318,041)
  Other, net                                           (35,407)                33,500                                        (1,907)
                                               ---------------         --------------         --------------         --------------
                                                       904,493              1,081,479              1,016,148              3,002,120
                                               ---------------         --------------         --------------         --------------
INCOME (LOSS) BEFORE INCOME TAXES                   10,605,115             (2,702,717)            (1,643,943)             6,258,455

PROVISION (BENEFIT) FOR INCOME TAXES                 4,157,206               (819,400)              (644,426)             2,693,380
                                               ---------------         --------------         --------------         --------------

NET INCOME (LOSS)                              $     6,447,909         $   (1,883,317)        $     (999,517)        $    3,565,075
                                               ===============         ==============         ==============         ==============

BASIC NET INCOME PER SHARE                     $          0.69                                                       $         0.38
AVERAGE SHARES OUTSTANDING (BASIC)                   9,369,589                                                            9,369,589

DILUTED NET INCOME PER SHARE                   $          0.69                                                       $         0.38
AVERAGE SHARES OUTSTANDING (DILUTED)                 9,408,583                                                            9,408,583

                                USA TRUCK, INC.
                     NOTES TO PRO FORMA CONDENSED STATEMENTS
                                   (unaudited)


Note 1:  Transaction Description

On November 1, 1999, the Company completed a purchase of substantially all the assets of CCC Express, Inc. The purchase price consisted of (i) a cash payment of approximately $3.0 million; (ii) the assumption of approximately $6.5 million of liabilities including equipment notes held by Bank Boston, Mellon U.S. Leasing and Banc of America Leasing & Capital LLC and (iii) the refinancing with Banc One Leasing Corporation and Deposit Guaranty National Bank of approximately $25.8 million in other debt secured by equipment. The cash portion of the purchase price was paid with available cash and proceeds of borrowings under the Registrant's credit facilities with Deposit Guaranty National Bank. The Purchase price was equal to the net book value of CCC on the closing date, as adjusted in accordance with the Asset Purchase Agreement, plus $2.0 million.

Note 2:  Purchase Price Allocation and Pro Forma Adjustments

Property and equipment was recorded at fair value resulting in a $2.8 million increase over historical book value. The pro forma depreciation expense adjustment reduced property and equipment by $627,798 which is the additional depreciation resulting from the write-up of book value. Fair value adjustments to property and equipment were based on results from asset sales contracts for comparable property and equipment and on third party market value data. The acquisition is being financed through the assumption of equipment notes and other secured debt and with available cash and borrowings under the Company's credit facilities.

The pro forma interest expense adjustment is based on the Company's average quarterly effective interest rate for the nine month period ending September 30, 1999, which approximates the interest rate available under the Company's existing credit facilities.

The pro forma income tax expense adjustment is based on an effective federal and state rate of 39.2%.

(c)  Exhibits

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
23.1                     Consent of Beall Barclay & Company, PLC (1)


------------------------
(1)  Filed herewith.